Exhibit 99.1
External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis, Inc. Reports Third Quarter 2018 Financial Results

CUPERTINO, Calif. – November 7, 2018 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and nine months ended September 30, 2018.

During the third quarter of 2018, revenues increased $5.7 million compared to the third quarter of 2017.

“Aemetis continues to make solid progress towards producing below zero carbon, low cost, advanced biofuels,” stated Eric McAfee, Chairman and CEO of Aemetis, Inc. “Revenue increased $5.7 million and ethanol volumes increased 8.4% over the third quarter of 2017, while gross profit improved by 36%.”

Today, Aemetis will host an earnings review call at 11:00 am Pacific Time. For details on the call, visit: http://www.aemetis.com/investors/conference-call/

Financial Results for the Three Months Ended September 30, 2018

Revenues were $44.6 million for the third quarter of 2018, an increase of $5.7 million compared to $38.9 million for the third quarter of 2017. The increase in revenues was driven by an increase in ethanol sales volume to 16.7 million gallons from 15.4 million gallons during the third quarter of 2017, by stronger average selling prices of wet distillers grain, and stronger demand for India biodiesel. The increase in revenues translated to higher gross profit of $2.7 million for the third quarter of 2018, compared to gross profit of $2.0 million during the third quarter of 2017.

Selling, general and administrative expenses were $3.9 million in the third quarter of 2018, compared to $3.2 million in the third quarter of 2017.

Operating loss decreased to $1.3 million for the third quarter of 2018, compared to an operating loss of $3.1 million for the third quarter of 2017.

Net loss was $6.6 million for the third quarter of 2018, an improvement compared to a net loss of $8.2 million for the third quarter of 2017.

Interest expense during the third quarter of 2018 was $5.4 million, compared to interest expense of $5.1 million during the third quarter of 2017.

Financial Results for the Nine Months Ended September 30, 2018

Revenues were $132.7 million for the first nine months of 2018, an increase of $21.4 million compared to $111.3 million for the first nine months of 2017. The increase in revenues was driven by an increase in ethanol sales volume from 44.5 million gallons to 49.1 million gallons, by stronger average selling prices of wet distillers grain and stronger demand for India biodiesel. The increase in revenues translated to higher gross profit of $7.3 million for the first nine months of 2018, compared to gross profit of $3.1 million during the first nine months of 2017.

Selling, general and administrative expenses were $11.3 million during the first nine months of 2018, compared to $9.7 million during the first nine months of 2017.

Operating loss improved to $4.2 million for the first nine months of 2018, compared to operating loss of $8.7 million for first nine months of 2017.

Net loss was $24.0 million for the first nine months of 2018, compared to a net loss of $22.7 million during the first nine months of 2017.

Interest expense was $19.8 million during the first nine months of 2018, compared to interest expense of $14.0 million during the first nine months of 2017.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products through the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon per year ethanol production facility in the California Central Valley near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for the development of our cellulosic ethanol business in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues	$44,635	$38,935	$132,681	$111,273
Cost of goods sold	41,967	36,980	125,379	108,200
Gross profit	2,668	1,955	7,302	3,073

Research and development expense	74	1,876	191	2,072
Selling, general and admin. expense	3,893	3,182	11,289	9,739
Operating loss	(1,299)	(3,103)	(4,178)	(8,738)

Interest expense
Interest rate expense	4,692	3,867	13,395	9,873
Amortization expense	719	1,265	6,395	4,112
Other (income) expense	(61)	(18)	2	2
Loss before income taxes	(6,649)	(8,217)	(23,970)	(22,725)

Income tax expense	--	--	6	6

Net loss	$(6,649)	$(8,217)	$(23,976)	$(22,731)

Less: Net loss attributable to non-controlling interest	(792)	(707)	(2,386)	(707)
Net loss attributable to Aemetis, Inc.	$(5,857)	$(7,510)	$(21,590)	$(22,024)

Net loss per common share
Basic	$(0.29)	$(0.38)	$(1.07)	$(1.11)
Diluted	$(0.29)	$(0.38)	$(1.07)	$(1.11)

Weighted average shares outstanding
Basic	20,252	19,804	20,220	19,760
Diluted	20,252	19,804	20,220	19,760

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30, 2018 (Unaudited)	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$68	$428
Accounts receivable	1,494	2,219
Inventories	7,682	5,737
Prepaid and other current assets	1,501	3,078
Total current assets	10,745	11,462
Property, plant and equipment, net	76,812	78,837
Other assets	4,173	4,032
Total assets	$91,730	$94,331

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$13,348	$10,457
Current portion of long term debt, notes and working capital	19,402	15,625
Mandatorily redeemable Series B stock	3,022	2,946
Other current liabilities	7,486	6,988
Total current liabilities	43,258	36,016

Total long term liabilities	152,236	138,176

Total Aemetis stockholders’ deficit	(99,909)	(78,392)
Total Goodland Advanced Fuels, Inc. deficit	(3,855)	(1,469)
Total liabilities and stockholders' deficit	$91,730	$94,331

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss attributable to Aemetis, Inc.	$(5,857)	$(7,510)	$(21,590)	$(22,024)
Adjustments:
Interest expense	4,708	4,548	17,725	13,401
Depreciation expense	1,158	1,173	3,457	3,471
Share-based compensation	202	196	805	800
Intangibles and other amortization expense	35	34	105	98
Income tax expense	--	--	6	6
Total adjustments	6,103	5,951	22,098	17,776
Adjusted EBITDA	$246	$(1,559)	$508	$(4,248)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Ethanol
Gallons sold (in millions)	16.7	15.4	49.1	44.5
Average sales price/gallon	$1.78	$1.81	$1.79	$1.79
Wet Distillers Grain
Tons sold (in thousands)	108.5	104.7	316.5	300.2
Average sales price/ton	$75	$66	$77	$63
Delivered cost of corn
Bushels ground (in millions)	5.8	5.5	17.1	15.8
Average delivered cost / bushel	$4.78	$4.65	$4.91	$4.78
Biodiesel
Metric tons sold (in thousands)	6.0	3.0	15.2	8.5
Average sales price/metric ton	$867	$837	$893	$873
Refined glycerin
Metric tons sold (in thousands)	1.0	0.4	3.7	3.1
Average sales price/metric ton	$852	$905	$1,010	$770